Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

GenEmbryomics Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To be Paid	Equity	Ordinary shares, without par value	Rule 457(o)	1,259,250		4.75		$5,981,437.50	(2)	0.00015310	$915.76
	Equity	Ordinary shares, without par value	Rule 457(g)	75,555	(3)	5.225		986,937.19	(2)	0.00015310	151.11
	Equity	Ordinary shares, without par value	Rule 457(o)	1,072,350	(4)	4.75		5,093,662.50		0.00015310	779.84

	Total Offering Amounts						US$	12,062,037.19			$1,846.71
	Total Fees Previously Paid										0.00
	Total Fee Offsets										0.00
	Net Fee Due										$1,846.71

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.

(2)	Includes an additional 15% related to the exercise in full of the over-allotment option.

(3)	Represents 6% of the total number of ordinary shares sold in this offering and consists of 75,555 ordinary shares issuable upon the exercise of Representative’s Warrant for $5.225 per share.

(4)	Includes 1,072,350 ordinary shares that may be sold by certain selling shareholders under the Resale Prospectus.